Exhibit (23)B

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Target Corporation DDCP (2013 Plan Statement), the Target Corporation EDCP (2017 Plan Statement) and the Target Corporation Officer EDCP (2017 Plan Statement) of our reports dated March 11, 2020, with respect to the consolidated financial statements of Target Corporation and the effectiveness of internal control over financial reporting of Target Corporation included in its Annual Report (Form 10-K) for the year ended February 1, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 12, 2020